                               [Schuler Homes logo]

                                  NEWS RELEASE

For Further Information:

James K. Schuler           President & CEO                    (808) 521-5661
Pamela S. Jones            Executive Vice President           (808) 521-5661
Thomas Connelly            Senior Vice President & CFO        (310) 563-5305

FOR IMMEDIATE RELEASE:  Tuesday, May 8, 2001

              SCHULER HOMES, INC. TODAY ANNOUNCES PROFORMA COMBINED
     REVENUES IN EXCESS OF $1.3 BILLION AND EBITDA IN EXCESS OF $219 MILLION
                 FOR THE FISCAL YEAR ENDED MARCH 31, 2001; AND:

        - Proforma Combined Schuler Homes Inc. and Western Pacific Housing Financial Results for the Quarter and Year Ended March 31, 2001
        - Schuler Residential, Inc. Financial Results for the Quarter and Year Ended March 31, 2001

Honolulu, Hawaii -- Schuler Homes, Inc. (NASDAQ: SHLR) today reported the following items:

PROFORMA COMBINED SCHULER HOMES, INC. AND WESTERN PACIFIC HOUSING FINANCIAL RESULTS

On April 3, 2001, the merger transaction between Schuler Homes, Inc. and Western Pacific Housing was successfully completed with the combined company retaining the name of Schuler Homes, Inc. The pre-merger Schuler Homes, Inc. was re-named Schuler Residential, Inc. and remains an operating subsidiary, along with Western Pacific Housing, of the Schuler Homes, Inc. parent company. As previously reported, in connection with the merger, the Company changed its fiscal year end to March 31.

Proforma for the merger, on a combined basis, Schuler Homes recorded revenues of $488.4 million primarily from the closings of 1,594 new homes during the quarter ended March 31, 2001, compared to revenues of $416.7 million primarily from the closings of 1,553 new homes during the quarter ended March 31, 2000. On a proforma combined basis, net income after taxes during the quarter ended March 31, 2001 totaled $34.5 million, with proforma combined diluted earnings of $0.81 per share, compared to proforma combined net income of $26.6 million or $0.64 diluted earnings per share during the same quarter in 2000.

For the fiscal year ended March 31, 2001, proforma combined revenues increased $234.9 million or 21.2% to $1,341.5 million from the closing of 4,897 new homes, compared to proforma combined revenues of $1,106.6 million from the closings of 4,609 new homes during the fiscal year ended March 31, 2000. Proforma combined EBITDA (earnings before interest, taxes, depreciation and amortization) was $219.1 million, and net income after taxes was $80.6 million, or $1.93 per share on a diluted basis, during the fiscal year ended March 31, 2001, excluding non-cash charges, representing an increase of 51.5% over proforma combined net income of $53.2 million ($1.32 per share-diluted) during the fiscal year ended March 31, 2000.

At March 31, 2001, on a proforma combined basis, the Company had 1,725 sales in backlog with an aggregate sales value of $455.7 million, 74 active projects in the sales stage, and control of over

29,600 lots, approximately 51% of which are under option. Proforma combined cash and cash equivalents were approximately $52.4 million, total debt was approximately $494.4 million, and owners' equity totaled approximately $394.5 million at March 31, 2001.

James K. Schuler, President, Chief Executive Officer and Co-Chairman, and Eugene Rosenfeld, Co-Chairman of the Board of Schuler Homes, Inc. commented, "Our integration efforts related to our merger have been well underway for some time, which enabled us to immediately begin operating as one company upon the successful closing of the transaction on April 3, 2001. The Company's management remains committed to continued market expansion within existing markets with an emphasis on profitability. We enter this next year focused on the enhancement of shareholder value and increased visibility in the capital markets."

Mr. Schuler and Mr. Rosenfeld continued, "Our operating plan for the fiscal year ending March 31, 2002 calls for continued expansion in our existing markets. Based on current market conditions and the currently anticipated timings of approvals, land development and construction, we anticipate fiscal 2002 revenues and net income to surpass the results for the fiscal year ended March 31, 2001 by approximately 10%. While unit sales (new orders) during the quarter ended March 31, 2001 were lower than unit sales during the same quarter in 2000, our volume of new orders during April 2001 increased both in the aggregate and on a per community basis, particularly in California, as compared to April 2000. As a result, our unit sales in backlog at April 30, 2001 remain approximately 20% higher than a year ago. The Company enters this next year as one of the top 15 homebuilders in the nation, one of the largest homebuilders in California, among the top three homebuilders in Colorado, Washington, Oregon and Hawaii, and with a growing presence in Arizona."

On a proforma combined basis, the Company recorded a substantial portion of its closings of new homes during the latter half, and in particular, the last quarter, of its fiscal year. While over time, the Company looks to maintain a more even level of operations throughout its fiscal year, it anticipates fiscal year ended March 31, 2002 closings of new homes to also be weighted to the last half of the year with a significant number of closings anticipated during the last quarter.

SCHULER RESIDENTIAL, INC. FINANCIAL RESULTS

The following information is presented for Schuler Residential, Inc., now a wholly-owned subsidiary of Schuler Homes, Inc., which continues to have debt securities traded in the public capital markets.

Schuler Residential, Inc. reported revenues of $145.3 million primarily from the closings of 624 new homes for the quarter ended March 31, 2001, compared to revenues of $160.7 million from 781 closings during the same quarter of last year. Net income increased during the quarter ended March 31, 2001 to $10.2 million ($0.46 per share-diluted) representing an increase of 4.8% over net income of $9.7 million ($0.46 per share-diluted) during the same quarter last year.

During December 2000, Schuler Residential changed its accounting year-end from a December 31 calendar year-end to a fiscal year-end of March 31. Fiscal year 2001 revenues increased 24.8% to $632.4 million from $506.8 million during calendar year 1999 as closings of new home sales increased to 2,799 from 2,643 in 1999. In calendar year 1999, net income was $25.7 million or $1.28 per share (diluted). Net income was $42.6 million or $1.96 per share (diluted) for fiscal year 2001 excluding the non-cash charge recognized during the quarter ended September 30, 2000.

At March 31, 2001, Schuler Residential's backlog was 1,121 units with an aggregate sales value of $277.4 million compared to the backlog at March 31, 2000 of 1,069 units with an aggregate sales value of $248.9 million. Schuler Residential's cash and cash equivalents were approximately $5.4 million, total debt was approximately $294.0 million, and stockholders' equity totaled approximately

$231.6 million at March 31, 2001. During the quarter ended March 31, 2001, earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $23.4 million, equivalent to EBITDA of $23.4 million during the three months ended March 31, 2000. During the quarters ended March 31, 2001 and 2000, interest incurred was $5.8 and $4.9 million, respectively.

GENERAL

A conference call is scheduled for Wednesday, May 9, 2001 at 3:00 PM EDT and will be hosted by James K. Schuler, President and Chief Executive Officer, Craig Manchester, Executive Vice President and Chief Operating Officer, Pamela S. Jones, Executive Vice President and Thomas Connelly, Senior Vice President and Chief Financial Officer. The call is open to all interested parties. The dial-in number is 800.406.5345. The international dial-in number is 913.981.5571. The call will also be broadcast live over the internet and can be accessed via the Company's web site WWW.SCHULERHOMES.COM (Financial News and Information-Earnings Conference Call) or WWW.STREETEVENTS.COM. For those who are not available to listen to the live broadcast, a replay will be available through May 11, 2001 by dialing 888.203.1112 or 719.457.0820 (passcode: 549944), and the call will be archived for access on the web site WWW.SCHULERHOMES.COM. In addition, the Company will file certain information discussed during the conference call on Form 8-K with the Securities and Exchange Commission.

Schuler Homes, Inc. designs, builds and markets single-family residences, townhomes and condominiums primarily to entry-level and first-time and second-time move-up buyers in strong western suburban markets. The Company is among the top fifteen builders in the country and is one of the largest builders in California and among the top three builders in Colorado, Hawaii, Oregon, and Washington with a growing presence in Arizona.

The Company's historical financial performance is not necessarily a meaningful indicator of future results including revenues and net income. In general, the Company's financial results will vary from development to development, from geographic area to geographic area, and from reporting period to reporting period.

Certain statements in this press release, including comments regarding anticipated results and business strategies for the 2002 fiscal year, may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the market for homes generally and in areas where the company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, environmental factors and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and the Registration Statement and Joint Proxy Statement/Prospectus filed with the Securities and Exchange Commission in connection with the combination of Schuler Homes, Inc., Schuler Residential, Inc. and Western Pacific Housing, for further discussion of these and other risks and uncertainties applicable to the Company's business.

                               SCHULER HOMES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS (SCHULER RESIDENTIAL AND WESTERN PACIFIC HOUSING COMBINED)

                                                      ----------------------------------     ------------------------------------
                                                         Three months ended March 31,               Year ended March 31,
                                                      ----------------------------------     ------------------------------------
                                                            2001               2000                2001                2000
                                                      ----------------------------------     ------------------------------------
                                                          UNAUDITED          UNAUDITED           UNAUDITED           UNAUDITED
                                                          ---------          ---------           ---------           ---------
Revenues .........................................    $   488,412,000     $   416,700,000     $ 1,341,505,000     $ 1,106,640,000
Cost of sales (1) ................................        375,305,000         323,888,000       1,040,376,000         883,452,000
                                                      ---------------     ---------------     ---------------     ---------------
        Gross profit .............................        113,107,000          92,812,000         301,129,000         223,188,000
Selling, general and administrative expenses (2) .        (45,315,000)        (42,384,000)       (139,112,000)       (117,108,000)
Amortization of intangibles ......................           (320,000)           (342,000)         (2,181,000)         (1,410,000)
Interest and Other income (expense),net (5) ......         (1,025,000)         (3,572,000)         (7,976,000)         (9,275,000)
                                                      ---------------     ---------------     ---------------     ---------------
        Income before minority interests in income
             of consolidated joint ventures and
             provision for income taxes ..........         66,447,000          46,514,000         151,860,000          95,395,000
Minority interests in income of consolidated
        joint ventures ...........................         (8,614,000)         (1,739,000)        (17,001,000)         (5,886,000)
                                                      ---------------     ---------------     ---------------     ---------------
        Income before provision for income taxes .         57,833,000          44,775,000         134,859,000          89,509,000
Provision for income taxes (1) (2) ...............         23,382,000          18,154,000          54,255,000          36,332,000
                                                      ---------------     ---------------     ---------------     ---------------
        Net income ...............................    $    34,451,000     $    26,621,000     $    80,604,000     $    53,177,000
                                                      ===============     ===============     ===============     ===============

Net income per share:
        Basic (3) ................................    $          0.85     $          0.66     $          2.00     $          1.33
                                                      ===============     ===============     ===============     ===============
        Diluted (4) ..............................    $          0.81     $          0.64     $          1.93     $          1.32
                                                      ===============     ===============     ===============     ===============


(1) Excludes a non-cash charge for impairment of long-lived Hawaii assets of approximately $36.4 million, or $22.2 million after taxes, recognized during the quarter ended September 30, 2000.

(2) Excludes a non-cash charge of approximately $4.2 million, or $2.5 million after taxes recognized in conjunction with equity interests granted Western Pacific Housing executives during the quarter ended March 31, 2001.

(3) Basic net income per share was computed using weighted average number of shares of 40,297,754 and 40,244,754 for the three months and year ended March 31, 2001, respectively, and 40,195,216 and 40,026,920 for the three months and year ended March 31, 2000, respectively.

(4) Diluted net income per share for the three-month periods ended March 31, 2001 and 2000 and the years ended March 31, 2001 and 2000 was computed by adding to net income the interest expense of $572,000, $653,000, $2,548,000 and $3,261,000 (net of related income taxes), which is applicable to convertible subordinated debentures, and dividing by 43,379,750, 42,829,206, 43,153,817, and 42,660,910, which represents the weighted average number of shares assuming conversion of all convertible subordinated debentures and application of the treasury stock method to the exercise of stock options.

(5) Includes goodwill amortization for the three-months ended March 31, 2001 and 2000 and the years ended March 31, 2001 and 2000 of $530,000 and $2.1 million, respectively, related to the 20-year amortization of approximately $41.4 million of goodwill recognized in connection with the merger between Schuler Homes and Western Pacific Housing. Goodwill is estimated based or the estimated excess of the purchase price over net assets acquired.

                               SCHULER HOMES, INC.
           (SCHULER RESIDENTIAL AND WESTERN PACIFIC HOUSING COMBINED)
                             (DOLLARS IN THOUSANDS)

                               --------------------------------------------    ------------------------------------------
UNIT SALES:                           Three Months Ended March 31,                      Year Ended March 31,
                               --------------------------------------------    ------------------------------------------
                                      2001                     2000                  2001                    2000
                               -------------------      -------------------    ------------------      ------------------

  Northern California                         290                      328                 1,306                   1,078
  Southern California (1)                     436                      444                 1,470                   1,128
  Colorado (1)                                346                      442                 1,335                   1,681
  Hawaii (1) (2)                              113                      108                   402                     358
  Washington (3)                               87                      123                   301                     346
  Oregon                                       64                       65                   256                     261
  Arizona                                      29                        -                    32                       -
                               -------------------      -------------------    ------------------      ------------------
   Total                                    1,365                    1,510                 5,102                   4,852
                               ===================      ===================    ==================      ==================

=========================================================================================================================

                               --------------------------------------------    ------------------------------------------
UNIT CLOSINGS:                         Three Months Ended  March 31,                     Year Ended March 31,
                               --------------------------------------------    ------------------------------------------
                                      2001                     2000                  2001                    2000
                               -------------------      -------------------    ------------------      ------------------

  Northern California                         526                      377                 1,213                   1,031
  Southern California (1)                     580                      500                 1,366                   1,018
  Colorado (1)                                299                      448                 1,396                   1,600
  Hawaii (1) (2)                               79                       94                   344                     362
  Washington (3)                               62                       55                   343                     271
  Oregon                                       47                       79                   234                     327
  Arizona                                       1                        -                     1                       -
                               -------------------      -------------------    ------------------      ------------------
   Total                                    1,594                    1,553                 4,897                   4,609
                               ===================      ===================    ==================      ==================

==========================================================================================================================

                               --------------------------------------------    ------------------------------------------
BACKLOG (4):                                March 31, 2001                                 March 31, 2000
                               --------------------------------------------    ------------------------------------------
                                                            Aggregate                                      Aggregate
                                     Number                Sales Value              Number                Sales Value
                               -------------------      -------------------    ------------------      ------------------

  Northern California                         384     $            127,180                   291     $            90,247
  Southern California (1)                     418                  109,255                   314                 100,084
  Colorado (1)                                585                  124,698                   646                 127,823
  Hawaii (1) (2)                              145                   43,020                    87                  21,579
  Washington (3)                               95                   31,375                   137                  41,958
  Oregon                                       67                   11,945                    45                   7,702
  Arizona                                      31                    8,190                     -                       -
                               -------------------      -------------------    ------------------      ------------------
    Total                                   1,725     $            455,663                 1,520     $           389,393
                               ===================      ===================    ==================      ==================

==========================================================================================================================

(1) Includes 100% of unconsolidated joint venture sales, closings, and backlog.
(2) Includes homes and lots sold pursuant to the Company's "zero-down" sales program in Hawaii.
(3) Reflects 100% of the information with respect to Stafford Homes, in which the Company owned an 89% interest and completed the acquisition of all the interests in January 2001.
(4) Backlog represents the number of homes subject to pending sales contracts, some of which are subject to contingencies, including mortgage loan approval, the sale of existing homes by customers and governmental project approvals and, accordingly, no assurances can be given that units included in backlog will result in actual closings.

                               SCHULER HOMES, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
           (SCHULER RESIDENTIAL AND WESTERN PACIFIC HOUSING COMBINED)
           FOR THE QUARTERLY PERIODS IN THE YEAR ENDED MARCH 31, 2001
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              -----------------------------------------------------------------------------------
                                                    Quarterly Period Ended
                              -----------------------------------------------------------------------------------
                                  June 30,      SeSeptember 30,  DecDecember 31,    March 31,
                                   2000            2000 (1)           2000           2001 (2)       Total (1)(2)
                              ------------      ------------      ------------    ------------      ------------
Revenues                        $  244,218        $  255,289        $  353,585      $  488,412        $1,341,504
Gross profit                        52,622            56,901            78,497         113,107           301,127
Operating income                    23,586            26,979            43,658          67,792           162,015
Pretax income                       19,405            23,086            34,535          57,833           134,859
Net income                          11,722            13,879            20,552          34,451            80,604
Earnings per share (basic)            0.29              0.35              0.51            0.85              2.00
Earnings per share (diluted)          0.29              0.34              0.49            0.81              1.93

(1) Excludes a non-cash charge for impairment of long-lived Hawaii assets of approximately $36.4 million, or $22.2 million after taxes, recognized during the quarter ended September 30, 2000.
(2) Excludes a non-cash charge of approximately $4.2 million, or $2.5 million after taxes, recognized in conjunction with equity interests granted Western Pacific Housing executives during the quarter ended March 31, 2001.

===============================================================================


                               SCHULER HOMES, INC.
                   PRO FORMA COMBINED SELECTED OPERATING DATA
           (SCHULER RESIDENTIAL AND WESTERN PACIFIC HOUSING COMBINED)

                          -------------------------------------------------------------------------------------------
                                                  Quarterly Period Ended
                          -------------------------------------------------------------------------------------------
                           June 30,         September 30,       December 31,           March 31,
                             2000               2000                 2000                2001                 Total
                          ------------        ------------        ------------        ------------        ------------
Beginning backlog (1)            1,520               1,642               1,990               1,954               1,520
Net sales                        1,179               1,406               1,152               1,365               5,102
Closings                         1,057               1,058               1,188               1,594               4,897
Ending backlog (1)               1,642               1,990               1,954               1,725               1,725


(1) Backlog represents the number of homes subject to pending sales contracts, some of which are subject to contingencies, including mortgage loan approval, the sale of existing homes by customers and governmental project approvals by the and, accordingly, no assurances can be given that units included in backlog will result in actual closings.

                                                 SCHULER RESIDENTIAL, INC.
                                              (FORMERLY SCHULER HOMES, INC.)
                                          CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  -----------------------------------     ------------------------------------
                                                          Three Months Ended                          Year Ended
                                                  -----------------------------------     ------------------------------------
                                                     March 31,            March 31,          March 31,             December 31,
                                                       2001                 2000               2001                 1999 (4)
                                                  -------------         -------------      -------------          -------------
                                                    UNAUDITED             UNAUDITED          UNAUDITED
                                                    ---------             ---------          ---------
Revenues:
  Home and lot sales .....................        $ 145,314,000         $ 160,736,000      $ 632,354,000         $ 506,778,000
Costs and expenses:
  Home and lot sales .....................          109,098,000           126,819,000        480,245,000           403,684,000
  Selling and commissions ................            8,975,000             8,902,000         38,398,000            31,747,000
  General and administrative .............            9,094,000             8,384,000         35,290,000            25,481,000
  Non-cash charge for impairment of long-
    lived assets (1) .....................                   -                      -         36,398,000                     -
                                                  -------------         -------------      -------------         -------------
    Total costs and expenses .............          127,167,000           144,105,000        590,331,000           460,912,000
                                                  -------------         -------------      -------------         -------------
Operating income .........................           18,147,000            16,631,000         42,023,000            45,866,000
Income from unconsolidated joint ventures                 2,000               753,000            136,000             1,322,000
Minority interest in pretax income of
  consolidated subsidiary ................                    -              (150,000)          (999,000)             (444,000)
Other expense ............................           (1,662,000)           (1,381,000)        (8,237,000)           (4,851,000)
                                                  -------------         -------------      -------------         -------------
  Income before provision for income taxes           16,487,000            15,853,000         32,923,000            41,893,000
Provision for income taxes ...............            6,330,000             6,161,000         12,505,000            16,173,000
                                                  -------------         -------------      -------------         -------------
Net income ...............................        $  10,157,000         $   9,692,000      $  20,418,000         $  25,720,000
                                                  =============         =============      =============         =============
Net income per share:
  Basic (2) ..............................        $        0.50         $        0.48      $        1.01         $        1.29
                                                  =============         =============      =============         =============
  Diluted (3) ............................        $        0.46         $        0.46      $        1.00         $        1.28
                                                  =============         =============      =============         =============

(1) Represents a non-cash after-tax charge of approximately $22.2 million recognized during the quarter ended September 30, 2000, pursuant to Financial Accounting Standards Board Statement No. 121. This was due to Schuler Residential's plan, in contemplation of the merger with Western Pacific, to increase its product offerings in Hawaii by adding projects in various areas on the islands of O'ahu, Maui, Kauai and Hawaii while reducing its investment in longer term land parcels where it has a concentration of land.

(2) Basic net income per share was computed using weighted average number of shares of 20,148,877 and 20,122,377 for the three months and year ended March 31, 2001, respectively, and 20,097,608 and 19,997,759 for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively.

(3) Diluted net income per share for the three-month periods ended March 31, 2001 and 2000 and the years ended March 31, 2001 and December 31, 1999 was computed by adding to net income the interest expense of $572,000, $653,000, $2,548,000, and $3,342,000 (net of related income taxes), which is applicable to convertible subordinated debentures, and dividing by 23,230,873, 22,731,598, 23,031,440, and 22,631,749, which represents the weighted average number of shares assuming conversion of all convertible subordinated debentures.

(4) In December 2000, the Company changed its accounting year-end from a December 31 calendar year-end to a fiscal year-end of March 31.